Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated January 25, 2018, in the Registration Statement (Form N-1A) of Tortoise Global Water ESG Fund (formally Tortoise Water Fund) (one of the portfolios constituting Managed Portfolio Series) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 368 under the Securities Act of 1933 (No. 333-172080) and Amendment No. 369 under the Investment Company Act of 1940 (No. 811-22525).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 13, 2018